Exhibit d.8

	     [FORM OF]

	MANAGEMENT AGREEMENT
	between
	SMITH BARNEY MUNI FUNDS
	and
	SSBC FUND MANAGEMENT INC.

	AGREEMENT made as of the [date] by and between Smith Barney Muni Funds, a Massachusetts business trust (the "Fund"), on behalf of the Massachusetts Money Market Portfolio (the "Portfolio"), and SSBC Fund Management Inc., a New York corporation (the "Manager").
	1.	The Manager, at its expense, undertakes to afford to the
Portfolio the advice and assistance of the Manager's organization with respect to the selection, acquisition, holding and the disposal of securities; and advice and recommendations with respect to other aspects of the business and affairs of the Portfolio; and shall, subject to the Trustees of the Fund and in cooperation with the officers of the Fund, administer the business and affairs of the Portfolio. In acting hereunder the Manager shall be an independent contractor and shall not be an agent of the Fund.
	2.	The Manager, at its expense, shall provide the Portfolio with office space and equipment, shall furnish the Portfolio with bookkeeping, accounting and administrative services and services relating to research, statistical work and supervision of the Portfolio, and shall permit such of its directors, officers and employees as may be elected as Trustees or officers of the Fund to serve in the capacities to which they are elected.  All services to be furnished by the Manager under this agreement may be furnished through the medium of any such directors, officers or employees or other affiliates of the Manager. The investment policies, the administration of its business and affairs and all other acts of the Portfolio are and shall at all times be subject to the approval and direction of the Trustees of the Fund.
	3.	The Fund shall at all times keep the Manager fully informed
with regard to the securities owned by the Portfolio, its funds available or to become available for investment, and generally as to the condition of its affairs. The Fund, on behalf of the Portfolio, shall furnish the Manager with a certified copy of all of its financial statements, and a signed copy of each report prepared by independent public accountants and with such other information with regard to its affairs as the Manager may, from time to time, reasonably request.
	4.	The Fund will pay all its expenses other than those expressly stated to be payable by the Manager hereunder (or payable by the investment manager pursuant to a management agreement on behalf of any other portfolio of the Fund).  Expenses payable by the Fund shall include, but not be limited to, interest, taxes and governmental fees, fees and commissions of every kind, expenses of issue, repurchase or redemption of shares, filing fees and expenses relating to the registration and qualification of the Fund's shares and the Fund under Federal or state securities laws and maintaining such registrations and qualifications (including the printing of the Fund's registration statements), litigation and indemnification expenses and other extraordinary expenses, insurance expense, costs of performing portfolio valuations, association membership dues, all charges of custodians
(including sums as custodian and sums for keeping books and for rendering other services to the Fund), shareholder servicing agents, registrars, auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders, all expenses of shareholders' and Trustees' meetings, out-of-pocket expenses of Trustees and fees of Trustees who are not
"interested persons" as defined in the Investment Company Act of 1940 and all other costs incident to the Fund's existence. Direct expenses of the Portfolio, including but not limited to the management fee, are charged to the Portfolio, and general trust expenses are allocated between (or among) the portfolios of the Fund on the basis of relative net assets.
	5.	The services of the Manager, and its directors, officers and employees, to the Fund on behalf of the Portfolio are not to be deemed to be exclusive, each of the foregoing being free to render services to others and engage in other activities, whether similar or dissimilar in nature.
	6.	As compensation to the Manager, the Fund will pay the Manager a daily management fee at the annual rate of 0.50% on the first $2.5
Billion of the Portfolio's average daily net assets; 0.475% on the next
$2.5 Billion of average daily net assets; and 0.45% on average daily net assets in excess of $5 Billion.
		Notwithstanding any of the above provisions, the Manager shall reduce its fee to the extent that in any fiscal year the aggregate expenses of the Portfolio, exclusive of taxes, brokerage, interest, and extraordinary expenses, such as litigation and indemnification expenses, exceed [percent (%)] of its average daily net assets until this voluntary expense limitation shall terminate by notice to shareholders of the termination and the Portfolio's prospectus shall be supplemented to reflect any such termination.
	7.	The Manager assumes no responsibility under this agreement
other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Portfolio in following or declining to follow any advice or recommendation of the Manager. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.
	8.	This agreement shall terminate automatically in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.
	9.	This agreement may be terminated at any time, without the
payment of any penalty, (a) by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' written notice addressed to the Manager at its principal place of business; and (b) by the Manager on 60 days' written notice addressed to the Trustees.
	10.	The terms of this agreement shall be submitted for approval
each year by a majority of the Trustees of the Fund who are not parties to this agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such party. In addition this agreement shall continue in effect only so long as specifically approved annually by the Trustees of the Fund (including such majority of the Trustees) or by vote of a majority of the outstanding voting securities of the Portfolio, as defined in the Investment Company Act of 1940 and Rules thereunder.
	11.	This agreement shall be governed by and construed in
accordance with the laws of the State of New York.
	12.	No Trustee, shareholder, officer, employee or agent of the
Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of the Fund, but the Trust
Property only shall be liable.
	13.	This agreement shall become effective upon its approval by
the shareholders of the Portfolio in the manner prescribed by the Investment Company Act of 1940 and Rules thereunder.
	IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers thereunto duly authorized.

Attest:		Smith Barney Muni Funds

By                                		By


Attest:		SSBC Fund Management
Inc.

By                                                     		By